UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2015

ASSOCIATED ESTATES REALTY CORPORATION

(Exact name of Registrant as specified in its charter)

Ohio	1-12486	34-1747603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 AEC PARKWAY, RICHMOND HEIGHTS, OHIO 44143-1550

(Address of principal executive offices) (Zip Code)

(216) 261-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01 Other Events

As previously disclosed, on April 22, 2015, Associated Estates Realty Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, BSREP II Aries Pooling LLC, a Delaware limited liability company (“Brookfield”), and BSREP II Aries DE Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Brookfield (“Merger Sub”). Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

This Current Report on Form 8-K is being filed in connection with a Memorandum of Understanding (the “MOU”) regarding the settlement of certain litigation related to the Merger Agreement and the transactions contemplated therein (the “merger”).

As contemplated by the MOU, the Company is providing certain disclosures in addition to those contained in the definitive proxy statement mailed on or about June 22, 2015 (the “proxy statement”) to the Company’s shareholders of record as of the close of business on June 22, 2015 in connection with the solicitation of proxies for use at the special meeting of shareholders of the Company to be held on August 5, 2015, at 10:00 A.M., local time, at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115. The purpose of the special meeting is to consider and vote on (1) a proposal to adopt the Merger Agreement; (2) a proposal to approve, on an advisory (non-binding) basis, the executive officer compensation that will or may be paid to the Company’s named executive officers in connection with the merger; and (3) a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement. The Company’s board of directors previously fixed June 22, 2015 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.

The Company’s board of directors unanimously determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, the Company and its shareholders, and unanimously recommended that the Company’s shareholders vote to adopt the Merger Agreement.

THE ASSOCIATED ESTATES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, “FOR” THE MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION PROPOSAL, AND “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY.

Litigation Related to the Merger

As previously disclosed on pages 56 – 57 of the proxy statement under the caption “Certain Litigation Related to the Merger,” two putative class action and

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shareholder derivative lawsuits, captioned Cutler v. Friedman, et al., No. 1:15-cv-00857, and Berkman v. Friedman, et. al., No. 1:15-cv-00928, were filed in the United States District Court for the Northern District of Ohio in connection with the announcement of the merger. Two putative class action and shareholder derivative lawsuits, captioned Witkowski v. Associated Estates Realty Corp., et. al., No. CV 15 845978, and Kessler v. Associated Estates Realty Corp., et al., No. CV 15 845987, also were filed in the Court of Common Pleas of Cuyahoga County, Ohio. The lawsuits, filed by purported shareholders of the Company, challenge the proposed merger and allege, among other things, that the Company’s directors breached their fiduciary duties to shareholders by engaging in a flawed sale process, agreeing to a transaction price that does not adequately compensate shareholders, and agreeing to certain unfair deal protection terms. The complaints also allege that Parent and Merger Sub have aided and abetted the directors’ breaches of fiduciary duties. Among other things, the shareholder litigation seeks to enjoin the merger.

The two District Court actions were consolidated by order of the Court dated July 2, 2015, and the consolidated action is now governed by an amended complaint that includes, in addition to the fiduciary duty and aiding and abetting claims, claims against all defendants for violation of disclosure requirements of federal proxy law and rules, specifically sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and associated SEC Rule 14a-9.

Associated Estates, Brookfield, Merger Sub, and their respective directors believe that the shareholder litigation and the underlying claims are without merit.

On July 24, 2015, counsel for the parties in the above-described lawsuits entered into the MOU, in which they agreed on the terms of a settlement that would dispose of all actions in both federal and state courts, including the dismissal with prejudice of the actions and a release of all claims made therein against all defendants. The proposed settlement is conditioned upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger, and final court approval of the proposed settlement following notice and hearing. In addition, in connection with the settlement and as provided in the MOU, the parties contemplate that plaintiffs’ counsel will seek an award of attorneys’ fees and expenses as part of the settlement. There can be no assurance that the merger will be consummated, that the parties ultimately will enter into a stipulation of settlement, or that the settlement will receive court approval even if the parties enter into such stipulation. If the settlement conditions are not met, the proposed settlement as contemplated by the MOU would become void. The settlement will not affect the amount of the merger consideration that Associated Estates stockholders are entitled to receive in the merger.

The defendants deny all fault or liability, and deny that they have committed any unlawful or wrongful act alleged in the actions described above or otherwise in relation to the merger. The defendants have agreed to the terms of the proposed

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settlement described above solely to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation, including the risk of delaying or adversely affecting the merger.

Additional Disclosures Required by the Memorandum of Understanding

Set forth below are the additional disclosures required by the MOU. The disclosures appear below section headings that correspond to sections in the proxy statement. These additional disclosures should be read in conjunction with the proxy statement, which we urge you to read in its entirety. Capitalized terms used but not defined herein have the meanings set forth in the proxy statement. Without admitting in any way that any of the disclosures below are material or required by the federal securities laws, state fiduciary law, or any other applicable rule, statute, regulation or law, Associated Estates makes the following additional disclosures:

The Merger – Background of the Merger

On page 25 of the proxy statement, the fifth paragraph is replaced in its entirety by the following:

On June 3, 2014, the Board received a letter from Land & Buildings requesting a meeting to discuss available alternatives to maximize value for the Company’s shareholders, including a possible sale of the Company, considering a board or management refresh and improving capital allocation through asset sales and buying back stock.

On page 25 of the proxy statement, the following is inserted after the sixth paragraph:

On September 9, 2014, following the August 14, 2014 disclosure of Land & Buildings’ ownership of approximately 1.2% of the Company’s outstanding shares, Jeffrey I. Friedman, Lou Fatica and Jeremy Goldberg of the Company met with Jonathan Litt of Land & Buildings in New York City. The purpose of the meeting was to be responsive to Land & Buildings’ request for a meeting to discuss the possibility of the Company’s sale and strategic alternatives, and to listen to Mr. Litt’s input as a shareholder of the Company.

On page 25 of the proxy statement, the following is inserted after the seventh paragraph:

On December 3, 2014, the Company held an in person board meeting. Attending the meeting were all members of the Board, Mr. Irwin and representatives from Jones Day. Mr. Friedman updated the Board on Land & Building’s activist campaign and the fee structure negotiated with Citi, if the Company chose to engage Citi as its financial advisor. The Board approved engaging Citi as its financial advisor in connection with, among other things,

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evaluating and defending against, and developing and implementing strategic and financial alternatives to, any approaches, proposals, or offers made to the Company by Land & Buildings or any other activist shareholder.

On December 10, 2014, Mr. Friedman, Richard Schwarz and James Schoff met with Mr. Litt in New York City. The purpose of the meeting was to listen to Land & Buildings’ demands in the hope the parties could reach an amicable settlement that would advance the best interests of the Company and all of its shareholders, while avoiding the cost and distraction of a time consuming and expensive proxy contest. Although the Company sought, in good faith, a settlement that would be in the best interest of the Company’s shareholders, the parties did not reach a settlement.

On December 28, 2014, the Company held a telephonic board meeting. Attending the meeting were all members of the Board, Mr. Irwin and representatives from Jones Day. The Board concluded that engaging a qualified financial advisor to assist the Company in conducting a thorough review of the Company’s business would be in the best interests of the Company and all of its shareholders. The Board also authorized the elimination of the Company’s shareholder rights plan and authorized Mr. Friedman to take whatever actions may be necessary to eliminate the Company’s shareholder rights plan.

On page 26 of the proxy statement, the first paragraph is replaced in its entirety by the following:

On January 27, 2015, in connection with its engagement, and at the Board’s request, Citi reviewed with the Board certain preliminary operational information concerning the Company’s portfolio and business based on publicly available information and information provided by the Company’s management, including, but not limited to, same store growth by region, occupancy by region, capital expenditures and recent acquisitions and dispositions. Citi also reviewed with the Board certain additional preliminary financial and stock market information concerning the businesses of the Company and certain other companies with operations in the multifamily residential REIT industry based on publicly available information and information provided by the Company’s management, including, but not limited to, capitalization and debt, liquidity, interest coverage, funds from operations, earnings and other financial information.

On February 8, 2015, Mr. Friedman and Lou Fatica of the Company met with Mr. Litt in Cleveland, Ohio. The purpose of the meeting was to listen to Land & Buildings’ demands in the hope the parties could reach an amicable settlement that would advance the best interests of the Company and all of its shareholders, while avoiding the cost and distraction of a time consuming and expensive proxy contest. Although the Company sought, in good faith, a settlement that would be in the best interest of the Company’s shareholders, the parties did not reach a settlement.

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On page 26 of the proxy statement, the penultimate sentence in the fourth paragraph is replaced in its entirety by the following:

The Board authorized Citi to contact those seven parties, composed of two real estate companies and five private equity firms, after taking into consideration the Board’s and Citi’s views as to the likelihood that such parties would possess the strongest interest in, and the financial capability to consummate, such a transaction, which views were based on, among other things, the Board’s and Citi’s collective knowledge of the multifamily business.

On page 28 of the proxy statement, the following is inserted after the carry-over paragraph at the top:

On April 1, 2015, Mr. Litt, through one of his nominees, contacted the Company’s proxy solicitor. During the course of the conversation, Mr. Litt and the Company’s proxy solicitor discussed various matters that had been previously discussed between the Company and its representatives, on the one hand, and Land & Buildings and its representatives, on the other hand, but did not reach agreement.

On page 28 of the proxy statement, the following is inserted after the second sentence of the fourth full paragraph:

Prior to Party G contacting such representative of Citi in April 2015, Party G had been included in a general discussion between the Company and Citi of entities that may have a potential interest in a transaction involving the Company. However, based on, among other things, the Board’s directive to keep the “market check” process strictly confidential, and the Board’s and Citi’s collective knowledge of the multifamily business and prior dealings with Party G, the Board, after consultation with Citi, did not regard Party G as likely to possess serious interest in an acquisition of the Company in a manner and on terms acceptable to the Company.

Opinion of the Company’s Financial Advisor

Selected Precedent Transactions Analysis

On page 40 of the proxy statement, the following is inserted before the last sentence of the carryover paragraph beginning on page 39 of the proxy statement:

Citi noted that publicly available Wall Street research analyst consensus estimates of the net asset value per share of Associated Estates as of April 20, 2015 was $24.97 per share.

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Other Information and Miscellaneous

On page 41 of the proxy statement, the last paragraph is replaced in its entirety by the following:

Citi and its affiliates in the past have provided, currently are providing and in the future may provide services unrelated to the proposed merger to Associated Estates and certain of its affiliates, for which services Citi and its affiliates have received and may receive compensation including, during the two year period prior to the date of its opinion, having acted or acting as (i) financial advisor to Associated Estates in connection with corporate defense activities, (ii) a bookrunning manager, sales agent and underwriter, as applicable, with respect to certain Associated Estates common share offerings and (iii) a documentation agent, as applicable, for, and as a lender under, certain credit facilities of Associated Estates. Citi and its affiliates also in the past have provided, currently are providing and in the future may provide services unrelated to the proposed merger to Brookfield Property Partners L.P., referred to as BPY, and certain of its related entities, for which services Citi and its affiliates have received and may receive compensation including, during the two-year period prior to the date of its opinion, having acted or acting as (i) financial advisor to BPY and certain related entities in various acquisition and disposition transactions, (ii) an arranger, bookrunner, manager, placement agent, syndication agent, issuing and paying agent and underwriter, as applicable, with respect to certain debt and equity securities offerings of BAM and certain other entities related to BPY and (iii) a bookrunner, arranger, syndication agent, administrative agent and collateral agent, as applicable, for, and as a lender under, certain credit facilities of BPY, BAM and certain related entities. During such two-year period, Citi received for such enumerated services aggregate fees of approximately $1.6 million from Associated Estates and approximately $35 million from BPY, BAM and related entities. Citi and certain of its affiliates have, and certain of Citi’s and its affiliates’ respective employees may have, direct or indirect investments in investment funds which, according to publicly available information, are managed or advised directly or indirectly by BPY or BAM or in their respective related entities. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Associated Estates, BPY, BAM and their respective related entities for Citi’s own account or for the account of Citi’s customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Associated Estates, BPY, BAM and their respective related entities.

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Certain Financial Information

Our senior management projected same store next twelve month nominal NOI of approximately $116 million, which was calculated after office allocations.

Our senior management forecasted second quarter through fourth quarter fiscal year 2015 plus 25% of fiscal year 2016 funds from operations and adjusted funds from operations of $1.42 and $1.28 per share, respectively.

On page 43 of the proxy statement, the table under the first paragraph is replaced in its entirety by the following:

	2015 (1)	2016	2017	2018	2019

NOI	$124.0	$147.1	$159.2	$167.2	$172.6

EBITDA	$106.7	$130.7	$142.3	$149.9	$154.9

Unlevered Free Cash Flow	($138.3)	($49.7)	$125.2	$132.5	$137.1

(1)	Projections for 2015 fiscal year based on the Company’s actual first quarter results and the following second quarter through fourth quarter estimates by our senior management: NOI of $95.6 million, EBITDA of $84.3 million, and Unlevered Free Cash Flow of ($44.8) million.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This communication contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Associated Estates, its management or the proposed transaction between Associated Estates and Brookfield, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Associated Estates undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results

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could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including: restrictions imposed by outstanding indebtedness and indebtedness incurred in connection with the transaction; worldwide and regional economic, business, and political conditions; changes in customer demand and requirements; business cycles and other industry conditions; the timing of new services or facilities; ability to compete with others in the industry in which Associated Estates operates; effects of compliance with laws; matters relating to operating facilities; effect and costs of claims (known or unknown) relating to litigation and environmental remediation; ability to attract and retain key personnel; escalation in the cost of providing employee health care; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain approval of the merger by the shareholders of Associated Estates and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; changes in the economic climate in the markets in which Associated Estates owns and manages properties, including interest rates; the overall level of economic activity; the availability of consumer credit and mortgage financing, unemployment rates and other factors; risks of a lessening of demand for the multifamily units owned by Associated Estates; competition from other available multifamily units, single family units available for rental or purchase, and changes in market rental rates; the failure of development projects or redevelopment activities to achieve expected results due to, among other causes, construction and contracting risks; unanticipated increases in materials and/or labor, and delays in project completion and/or lease-up that result in increased costs and/or reduce the profitability of a completed project; losses resulting from property damage or personal injury that are not insured; results of litigation involving Associated Estates; the cost, disruption and diversion of management’s attention associated with campaigns commenced by activist investors seeking to influence Associated Estates to take particular actions favored by the activist or gain representation on Associated Estates’ Board of Directors; information security breaches and other disruptions that could compromise our information and expose us to business interruption, increased costs, liability and reputational damage; and risks associated with property acquisitions and dispositions, such as failure to achieve expected results and the risks described from time to time in Associated Estates’ reports filed with the SEC, including its annual report on Form 10-K for the year ended December 31, 2014, as such report may have been amended. This document speaks only as of its date, and Associated Estates disclaims any duty to update the information herein.

Additional Information and Where to Find It

In connection with the proposed transaction, Associated Estates has filed a definitive proxy statement on Schedule 14A with the SEC on June 15, 2015. SHAREHOLDERS OF ASSOCIATED ESTATES ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement has been mailed to shareholders of Associated Estates. Investors and

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security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Associated Estates at its website, www.associatedestates.com, or by contacting Jeremy Goldberg, Vice President of Corporate Finance and Investor Relations, at (216) 797-8715.

Participants In Solicitation

Associated Estates and its directors and executive officers, other members of management and employees and the proposed directors and executive officers of the combined company, may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning the proposed directors and executive officers of the combined company, Associated Estates’ directors and executive officers and other participants in the proxy solicitation, including a description of their interests, is included in the Definitive Proxy Statement on Schedule 14A filed with the SEC on June 15, 2015 and in Associated Estates’ Form 10-K, as amended, for the year ended December 31, 2014.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED ESTATES REALTY CORPORATION

By:	/s/ Scott Irwin
	Name:	Scott Irwin
	Title:	Senior Vice President, General Counsel and Secretary

Date: July 24, 2015

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